Exhibit 99.1

NOTICE REGARDING PAYMENT OF ATTORNEYS’ FEES AND EXPENSES

As previously disclosed, on May 27, 2015, Fortinet, Inc., a Delaware corporation (“Fortinet” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Fortinet, Malbrouck Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Fortinet, and Meru Networks, Inc., a Delaware corporation (“Meru”), pursuant to which Fortinet acquired Meru on July 8, 2015. Between June 4, 2015 and June 12, 2015, five Meru stockholders filed class action lawsuits in the Court of Chancery of the State of Delaware (the “Court”) challenging the transaction and alleging that the defendant companies and individual members of Meru’s Board of Directors violated applicable laws by breaching their fiduciary duties and/or aiding and abetting such breaches. Defendants’ position was that they had not engaged in any such violations. The plaintiffs sought, among other things, additional disclosure of facts relating to the merger in connection with the shareholder vote thereupon, injunctive relief and rescission, as well as fees and costs.

After limited discovery, the parties agreed, in connection with the settlement of plaintiffs’ claims and without any admissions of liability on the part of defendants, on certain additional disclosures to Meru’s Solicitation/Recommendation Statement on Schedule 14D-9, which were made in a Schedule 14-9/A filing on June 29, 2015. These additional disclosures pertained to the Meru board of directors’ financial advisor’s fairness opinion, the financial projections provided to the board’s financial advisor, the potential conflicts of interest in connection with the merger, and the background of the merger.

On May 5, 2016, the Court entered an order dismissing these lawsuits with prejudice only as to the named plaintiffs, and without prejudice as to any absent members of the putative class. Pursuant to the order, the Court retained jurisdiction of the actions solely for the purpose of adjudicating plaintiffs’ counsel’s application for an award of attorneys’ fees and reimbursement of expenses in connection with mooted disclosure claims asserted by plaintiffs in the actions. The Company subsequently agreed to pay $200,000 to plaintiffs’ counsel for attorneys’ fees and expenses in full satisfaction of their claim for attorneys’ fees and expenses in the actions. This fee will be paid by Fortinet. The Court has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.

As instructed by the Court, we are providing contact information for plaintiffs’ counsel and defendants’ counsel, so that they can be reached by any person with questions regarding this matter. Plaintiffs’ counsel: W. Scott Holleman, Johnson & Weaver, LLP, 99 Madison Avenue, New York, New York, 212.802.1486. Defendants’ counsel: Jay Pomerantz, Fenwick & West, LLP, 801 California Avenue, Mountain View, California, 650.988.8500.